Exhibit 10.70

PATENT SALE AGREEMENT

This Patent Sale Agreement (“Agreement”) is entered into on June 28, 2010 (Effective Date) by and between Netgain Financial Inc, a California corporation, having its principle place of business at 6119 LaGranada Ave Rancho Santa Fe CA 92067 (Purchaser), and Location Based Technologies Inc., a Nevada corporation, having its principal place of business at  38 Discovery #150 Irvine, CA  92618 (Seller).

RECITALS

WHEREAS, Purchaser desires to purchase Seller’s Patent Rights (as defined below), and Seller is willing to sell such Patent Rights to Purchaser under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the terms hereunder shall have the meanings as defined below:

1.1 “Assignment Agreements” means all agreements assigning ownership of the Patent Rights from the inventors and/or prior owners to Seller.

1.2 “Patent Rights” shall mean those specific patent applications and patents listed in Exhibit A (the “Patent”) as well as the right to claim priority based on the applications, the same to be held by and enjoyed by Purchaser to the full end of the term for which said Patent is granted, as fully and entirely as the same could have been held and enjoyed by Seller if this sale had not been made, together with all rights of actions for past infringement thereof including the right to recover damages for said infringement.

1.3 “U.S. Prosecution History Files” means all non-privileged documents in Seller’s custody that are readily accessible by Seller from its files that directly relate to the prosecution of patent applications and that were filed with or received from the United States Patent and Trademark Office.

1.5 “U.S. Deliverables” means the following documentation directly related to each Patent Right filed in the United States to the extent that such documentation exists and is readily accessible by Seller from its U. S. files:  (a) the original copy of the patent issued by the USPTO; (b) the original Assignment Agreement(s); (c) the record of invention; and (d) U.S. Prosecution History Files.  Purchaser acknowledges that some of the Patent Rights predate the existence of Seller and that some of the documents identified as U.S. Deliverables may not be made available to Purchaser.

2. TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

2.1 Seller hereby sells, assigns, transfers and conveys to Purchaser all of Seller’s right, title and interest in and to the Patent Rights.  This sale includes all rights, title and interest of Seller in all causes of action and enforcement rights for the Patent, including all of its rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patent Rights.  Upon receipt of the Consideration, Seller shall execute and deliver to Purchaser the assignment agreements attached hereto as Exhibit C within 5 days and shall provide the U.S. Deliverables within 10 days.

3. CONSIDERATION

3.1 Purchaser agrees to forgive any and all amounts due by Seller under the Promissory Note attached hereto as Exhibit “D” as consideration for the sale of the Patent Rights to Purchaser under this Agreement.

4. REPRESENTATIONS AND WARRANTIES

4.1Mutual Representations and Warranties

Each party represents and warrants to the other as follows:

(a) it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation;

(b)  it has the complete and unrestricted power and right to enter into this Agreement and to perform its obligations hereunder;

(c)  the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which such party is a party or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party; and

(f)  it has not entered into any agreement with any Third Party that is in conflict with the rights granted to the other party pursuant to this Agreement.

4.2 Seller Representations and Warranties

Seller represents and warrants that:

(a)  Seller is the true owner of all right, title and interest in and to the Patent Rights, and Seller knows of no asserted or unasserted claims of ownership of the Patent Rights by any party other than the Seller;

(b)  Seller knows of no inventors of the Patent Rights other than the named inventors of the Patent Rights, and knows of no asserted or unasserted claims of inventorship of the Patent Rights by any person other than the named inventors of the Patent Rights; and

(c)  Seller knows of no asserted claims of prior invention of the Patent Rights by any third party, including any interferences or requests for interferences involving the Patent Rights, except as appear in the USPTO record.

(d)  Restrictions on Rights.  Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patent Rights as a result of any prior transaction related to the Patent Rights.  There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions.

(f)  Validity and Enforceability.  None of the Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable.  If the Patent is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Patent Rights.  To the extent “small entity” fees were paid to the United States Patent and Trademark Office or Canadian Intellectual Property Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the any Patent to an entity that was not a “small entity.”

(g)  Conduct.  None of Seller, any prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patent or hinder their enforcement, including, without limitation, misrepresenting the Patent to a standard-setting organization.

(h)  Enforcement.  Seller has not put a third party on notice of actual or potential infringement of the Patent.  Seller has not invited any third party to enter into a license under any of the Patents.  Seller has not initiated any enforcement action with respect to the Patent.

(i) Proceedings.   This Patent has not been or is not currently involved in any reexamination, reissue, interference, opposition or any similar proceeding, and no such proceedings are pending or threatened.

(j)  Fees.  All maintenance, issue, annuities, extension and like fees due or payable on the Patent have been timely paid.  For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

6. GENERAL PROVISIONS

6.1 Paragraph Headings

The paragraph headings are inserted only for purposes of reference.  Such captions shall not affect the scope, meaning or intent of the provisions of this Agreement nor shall such headings otherwise be given any legal effect.

6.2 Joint Drafting

Seller and Purchaser acknowledge that each has participated in the drafting and negotiation of this Agreement.  For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by Seller and Purchaser.  They intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter or any specific language contained herein.

6.3 Forum

Governing Law; Amendments; Counterparts. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of California. In the event of any dispute between the Client and any Finder arising under or pursuant to the terms of this Agreement, the same shall be settled only by arbitration in Orange County, California in accordance with the rules and Regulations of the American Arbitration Association. The determination of the arbitrators shall be final and binding upon the Client and the Finder and may be enforced in any court of appropriate jurisdiction. This Letter Agreement may not be amended, terminated, waived or rescinded except pursuant to a written agreement duly executed by the parties hereto. This Letter Agreement may be signed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

6.4 Notices.

Any notice, request, or communication under this Agreement shall be effective only if it is in writing and personally delivered; sent by certified mail, postage pre-paid; facsimile with receipt confirmed; or by nationally recognized overnight courier with signature required, addressed to the parties at the addresses stated below or such other persons and/or addresses as shall be furnished in writing by any party in accordance with this Section 6.3.  Unless otherwise provided, all notices shall be sent:

If to Location Based Technologies Inc., to:

Location Based Technologies Inc.
38 Discovery #150
Irvine,CA 92618

If to Netgain Financial, Inc., to:

PO Box 651
Rancho Santa Fe , CA 92067

If sent by facsimile transmission, the date of transmission shall be deemed to be the date on which such notice, request or communication was given.  If sent by overnight courier, the next business day after the date of deposit with such courier shall be deemed to be the date on which such notice, request or communication was given.  If sent by certified mail, the third business day after the date of mailing shall be deemed the date on which such notice, request or communication was given.

6.5 Entire Agreement

This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, including any letter of intent.  No oral agreement or explanation by either party hereto shall alter the meaning or interpretation of this Agreement.  No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.

6.6 Counterparts

This Agreement may be executed in two counterparts, each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Location Based Technologies

By:  _____________________________________

Name:  ___________________________________

Title:

Purchaser

By:  NETGAIN FINANCIAL INC.

Name:  ___________________________________

Title: ____________________________________

EXHIBIT A

Patents to be Assigned

Patent or Application	Country	Filing	Title of Patent
No. 7,218,242	US	Date May 15th,2007	Communication System and Method including Communicationcahnnel Mobility

EXHIBIT C

PATENT ASSIGNMENT

In consideration of the payment by ASSIGNEE to ASSIGNOR of the sum of ONE DOLLAR ($1.00), the receipt of which is hereby acknowledged, and for other good and valuable consideration,

ASSIGNOR, LOCATION BASEDTECHNOLOGIES, INC., a Nevada corporation having a principal place of business at ________________________________________________and its Affiliates (collectively "ASSIGNOR") hereby sells, assigns and transfers to

ASSIGNEE, NETGAIN FINANCIAL INC., ("ASSIGNEE")

ASSIGNOR's entire right, title and interest in and to:

Patent or Application No.	Country	Filing Date	Title of Patent

as well as the right to claim priority based on the applications, the same to be held and enjoyed by ASSIGNEE to the full end of the term for which said Letters Patents are granted, as fully and entirely as the same could have been held and enjoyed by ASSIGNOR if this assignment and sale had not been made, together with all rights of actions for past infringement thereof including the right to recover damages for said infringement subject to pre-existing rights of others.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this __________ day of _________________, 2010.

LOCATION BASED TECHNOLOGIES, INC.

BY:_______________________________
       (Signature of ASSIGNOR)

EXHIBIT D

PROMISSORY NOTE

(attached)